Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-139186 on Form N-1A of our report dated February 22, 2010, relating to the financial statements and financial highlights of Financial Investors Variable Insurance Trust (the “Trust”), including the Conservative ETF Asset Allocation Portfolio, Income and Growth ETF Asset Allocation Portfolio, Balanced ETF Asset Allocation Portfolio, Growth ETF Asset Allocation Portfolio, Aggressive Growth ETF Asset Allocation Portfolio appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 31, 2010